AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FATPIPE, INC.

FatPipe, Inc., a Utah corporation (the "Corporation"), does hereby amend and restate its Articles of Incorporation in accordance with the Utah Revised Business Corporation Act, as amended (the "Act"), as follows:

ARTICLE I
NAME

The name of the Corporation is FatPipe, Inc.

ARTICLE II
PURPOSES AND POWERS

The Corporation is organized to engage in the business of designing, developing, supporting and servicing networking and other related technology products and any and all lawful acts, activities and/or pursuits for which corporations may presently or hereafter be organized under the Act.

The Corporation shall have all powers allowed by law, including, without limitation, those powers described in Section 16-10a-302 of the Act. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or of general powers, nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE III
AUTHORIZED SHARES

The aggregate number of shares that the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, no par value per share. All voting rights of the Corporation shall be exercised by the holders of the common stock and the holders of the common stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution. All shares of the common stock shall be fully paid and nonassessable.

ARTICLE IV
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Utah is 4455 South 700 East, Salt Lake City, Utah 84124. The name of its registered agent at such address is Ragula Bhaskar.

ARTICLE V
LIMITATION ON LIABILITY

Within the meaning of and in accordance with Section 16-10a-841 of the Act:

A. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in this ARTICLE V.

B. The limitation of liability contemplated in this ARTICLE V shall not extend to (a) the amount of a financial benefit received by a director to which he or she is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of Section 16-10a-842 of the Act, or (d) an intentional violation of criminal law.

C. Any repeal or modification of this ARTICLE V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

D. Without limitation, this ARTICLE V shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Act, as the same exists on the date hereof or may hereafter be amended, as well as any applicable interpretation of Utah law, so that personal liability of directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

ARTICLE VI
ADOPTION OF ARTICLES

The foregoing Amended and Restated Articles of Incorporation were duly approved by the Board of Directors and shareholders of the Corporation on October __, 2010, by unanimous written consent in conformity with the requirements of the Act. At the time of the adoption of the foregoing Amended and Restated Articles of Incorporation, the Corporation had one class of shares outstanding, designated as common stock, of which one thousand (1,000) shares were outstanding, and all of which were entitled to vote thereon as a single class. The number of shares of common stock that voted to approve the foregoing Amended and Restated Articles of Incorporation was 1,000, which is sufficient for the approval of the foregoing Amended and Restated Articles of Incorporation.

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The Articles of Incorporation of the Corporation are hereby superseded in their entirety by these Amended and Restated Articles of Incorporation.

DATED this __ day of October, 2010

By: ______________________

Name: R. Bhaskar

Title: CEO

ACKNOWLEDGMENT OF REGISTERED AGENT

The undersigned, Ragula Bhaskar, hereby acknowledges that he has been named as registered agent of FatPipe, Inc., a Utah corporation, and the undersigned hereby agrees to act as registered agent of said corporation.

____

Ragula Bhaskar

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